Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-229431, 333-217545 and 333-257295 on Form S-8 of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy Inc.) of our report dated July 2, 2021, relating to the financial statements of CPPIB Crestone Peak Resources America Inc., incorporated by reference in this Current Report on Form 8-K dated November 2, 2021 from, and appearing in, Registration Statement No. 333-257882 on Form S-4 of Bonanza Creek Energy Inc. filed on July 14, 2021, as amended.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 2, 2021